Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Relations Contact: Rodger Levenson
(302) 504-9857
August 24, 2023	stockholderrelations@wsfsbank.com
Media Contact: Eric Springer
(215) 864-1778
espringer@wsfsbank.com

WSFS Announces Arthur J. Bacci as Interim Chief Financial Officer

WILMINGTON, Del. – WSFS Financial Corporation (NASDAQ: WSFS), today announced Arthur J. Bacci, Executive Vice President and Chief Wealth Officer of WSFS Financial Corporation, will also serve as Interim Chief Financial Officer (CFO) of WSFS. Bacci replaces Dominic C. Canuso, WSFS’ former Chief Financial Officer, whose employment with WSFS will end on August 31, 2023.

Prior to joining WSFS in 2018, Bacci successfully led multiple business segments with the Principal Financial Group during his 16 years with the company. Bacci served as President and CEO of Principal Bank, CFO and CEO of Principal Trust Company and CFO of Ashton Technology Group, Inc., a NASDAQ publicly traded company.

“Art has a deep understanding of our Company and the proven leadership skills and professional background to step into this interim role while we begin our search for our next Executive Vice President and Chief Financial Officer,” said Rodger Levenson, Chairman, President and CEO of WSFS Bank. “We thank Dominic for his service and wish him the best in his future endeavors,” Levenson added.

Bacci serves on the Boards of Teach for America Delaware and the Delaware Business Roundtable Education Committee. He received his B.S. in Finance from San Jose State and an MBA from Santa Clara University. He has also participated in leadership and management programs at the University of Pennsylvania Wharton School of Business.

About WSFS Financial Corporation

WSFS Financial Corporation is a multibillion-dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest and largest locally-headquarter headquartered bank and trust company in the Greater Philadelphia and Delaware region. As of June 30, 2023, WSFS Financial Corporation had $20.4 billion in assets on its balance sheet and $67.9 billion in assets under management and administration. WSFS operates from 114 offices, 88 of which are banking offices, located in Pennsylvania (59), Delaware (39), New Jersey (14), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, consumer banking, treasury management and trust and wealth management. Other subsidiaries or divisions include Arrow Land Transfer, Bryn Mawr Capital Management, LLC, Bryn Mawr Trust®, The Bryn Mawr Trust Company of Delaware, Cash Connect®, NewLane Finance®, Powdermill® Financial Solutions, WSFS Institutional Services®, WSFS Mortgage®, and WSFS Wealth® Investments. Serving the Greater Delaware Valley since 1832, WSFS Bank is one of the ten oldest banks in the United States continuously operating under the same name. For more information, please visit www.wsfsbank.com.

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